EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT is being entered into as of August 5th, 1997, by and between DELSOFT CONSULTING, INC., a Georgia corporation with principal offices at 555 Sun Valley Drive, Suite J-2, Roswell, Georgia 30076 (hereinafter called the "Company"), and MICHAEL OSSO, residing at 11510 Harlequin Lane, #301, City of Fishers, State of Indiana 46038, (hereinafter called the "Employee").

1.   POSITION; DUTIES.

     Employee shall serve as President of the Company. As such, Employee shall report to the Board of Directors of the Company. Employee shall use his best efforts to perform the duties generally associated with his position as Vice President of Sales of the Company and as are reasonably assigned by the Board of Directors of the Company. Employee shall in good faith devote his full time and best efforts to performance of his duties hereunder, and shall not actively engage in any other business in any capacity whatsoever, except upon the written approval of the Board of Directors of the Company.

2.   TERM OF EMPLOYMENT AGREEMENT; EXTENSION.

     The term of this Employment Agreement shall begin as of September 1, 1997, and terminate as of the close of business on August 31, 2001. On September 1, 2001, and on each anniversary thereof, the term of this Employment Agreement shall be automatically extended one year unless, not less than 90 days prior thereto, the Company notifies Employee that it is electing not to so extend the term of this Employment Agreement. The term of this Employment Agreement shall automatically terminate upon any termination of this Employment Agreement pursuant to
Section 4.

3.   COMPENSATION AND BENEFITS.

          (a) BASE SALARY. Employee's salary shall not be less than $130,000 per year, payable in accordance with the Company's normal pay practices. Employee shall be entitled to an annual increase equal to 5% of his base salary for the prior year. In addition, on a quarterly basis, Employee shall receive a stipend of $100 for each day during the preceding quarter that Employee spent traveling for business purposes and that required an overnight stay.

          (b) BONUS. Employee shall receive an annual basis an option, in substantially the form attached hereto as Schedule A, to purchase twenty five thousand (25,000) shares of the Company stock at a price equal to the fair market value of the Company stock on the calendar date Employee is granted such option.

          Employee will further be entitled to the additional sum of $500.00 for any month in which the hours billed by the Company equal or exceed fifteen thousand (15,000) hours. Payment, if any, shall be made in cash on the 15th day of each month based on the total hours billed in the preceding month. The additional sum of $500.00 shall be further increased in increments of $250.00 for each increase of five thousand (5,000) hours billed by the Company in any month (e.g., Employee will be entitled to the additional sum of $750.00 for any month in which the hours


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billed by the Company equal or exceed twenty thousand (20,000)
hours, the additional sum of $1,000.00 for any month in which the hours billed by the Company equal or exceed twenty five thousand
(25,000) hours, etc.).

          Employee will also participate in the Company Executive Incentive Compensation Program which provides payout opportunity to a maximum of 80 percent of base salary. Payout opportunities under this plan will be measured on specific goals agreed upon with the Board of Directors of the Company.

          (c) FRINGE BENEFITS. Employee shall be entitled to participate and receive benefits under the Company employee and fringe benefit plans and arrangements. Employee will also participate in the Company Director and Officer Insurance, plus two times Base Salary of life insurance.

          (d) COMPANY AUTOMOBILE. Employee will be provided with a Company automobile in accordance with the Company Car policy.

          (e) VACATION. Employee shall be eligible for four (4) weeks of vacation, plus five (5) sick days and Company holidays, annually. In addition, Employee will be included in the Company
Vacation Carry-over Policy.

          (f) BUSINESS EXPENSES. Employee shall be entitled to reimbursement of up to three hundred ($300.00) dollars per month for all reasonable marketing, advertising, and/or entertainment expenses incurred in the performance of his duties hereunder.

4.   TERMINATION.

          (a) DEATH. This Employment Agreement shall terminate upon Employee's death. Upon such termination, the Company shall pay to Employee's estate (or as Employee or his estate shall otherwise direct) Employee's base salary through the end of the calendar month in which Employee's death occurs and will use its reasonable efforts to assist in the prompt processing of claims under applicable employee benefit plans.

          (b) CAUSE. This Employment Agreement may be terminated by the Company by written notice to Employee for cause as defined in this section. Cause means willful misconduct, injurious to the Company and of a material nature, gross negligence of duties, or material breach of this Agreement.

          (c)  OTHER.  The Employee may terminate this Employment
Agreement by a 90-day written notice to the Company at any time.
If Employee, however, elects to terminate this Employment
Agreement during its initial terms, Employee will not be entitled to receive any severance compensation.

          (d) ELECTION NOT TO EXTEND. If the Company elects not to extend the term of this Employment Agreement pursuant to
Section 2, the Company shall pay Employee his base salary in accordance with Section 3(a) for twelve (12) months following the Date of Termination and continue Employee's health and welfare benefits for six (6) months following the Date of Termination on substantially the same basis as existed on the Date of Termination.

          (e)  DATE AND EFFECT OF TERMINATION.  The Date of


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Termination of this Employment Agreement shall be (i) in the case of Section 4(a), the date of Employee's death; (ii) in the case of a termination of this Employment Agreement pursuant to Sections 4(b) or 4(c), the date specified in the Company's or Employee's notice of such termination; or (iii) in the case of the Company's election not to extend the term of this Employment Agreement pursuant to Section 2, the last date of the term of this Employment Agreement. Upon any termination of this Employment Agreement pursuant to this Section 4 or election not to extend the term of this Employment Agreement pursuant to
Section 2, Employee shall not be entitled to any further payments or benefits of any nature pursuant to this Employment Agreement, or as a result of such termination or election, except as specifically provided for in this Employment Agreement.
Sections 5, 6, 7, 8, and 9 (and to the extent applicable thereto, Sections 9, 10, 11, 12, and 13) shall survive any termination of this Employment Agreement pursuant to this Section 4 or election not to extend the term of this Employment Agreement pursuant to
Section 2.

5.   CONFIDENTIALITY.

     During the term of this Employment Agreement and for a period of two (2) years following the termination of such employment for any reason whatsoever, Employee will not divulge to anyone or use for his own benefit or the benefit of any third party any confidential information of the Company or any of its subsidiaries (including, without limitation, all technical designs and specifications, trade secrets, financial data and marketing strategies) learned by Employee in connection with the performance of his duties hereunder unless (a) any such information becomes generally available to the public other than as a result of disclosure by Employee, and/or (b) Employee is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any such information, in which case Employee will (i) promptly notify the Company of such request or requirement, so that the Company may seek an appropriate protective order, and (ii) cooperate with the Company, at its expense, in seeking such an order. Upon termination of this Employment Agreement, Employee shall promptly deliver to the Company all confidential information of the Company or any of its subsidiaries.

6.   NONCOMPETITION.

     During the term of this Employment Agreement and for a period of two (2) years following the termination of such employment for any reason whatsoever, the Employee will not in the City of Indianapolis, Indiana or within a radius of thirty
(30) miles of such city's limits, directly or indirectly, engage or participate in as owner, officer, director, manager, employee, consultant or otherwise or have any financial interest in, or aid or assist anyone else in the conduct of, any business which competes with the Company or any of its subsidiaries in any line of business conducted or contemplated during the term of this Employment Agreement; provided, however, that Employee's ownership of not more than 5 percent (5%) of the securities of any corporation or other entity which are traded on any national securities market or in the over-the-counter market shall not constitute a violation of this Section 6. It is expressly understood and agreed to by the parties that the City of Indianapolis, Indiana, and the radius of thirty (30) miles from


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such city's limits, is the geographical area where the Employee performs or performed services on behalf of the Company under this Agreement, or within a reasonable time prior to, the termination of the Employee's employment.

7.   NONSOLICITATION OF EMPLOYEES.

     During the term of this Employment Agreement and for a period of two (2) years following the Date of Termination of this Employment Agreement, Employee will not either directly or indirectly, on the Employee's own behalf or on behalf of others, solicit, divert or hire, any person employed by the Company at any location where the Employee performed services for the Corporation or any person with whom the Employee had regular contact in the court of his employment by the Company, whether or not the employment of any such person is pursuant to a written agreement, for a determined period or at will.

8.   NONSOLICITATION OF CUSTOMERS.

     During the term of this Employment Agreement and for a period of two (2) years following the Date of Termination of this Employment Agreement for any reason whatsoever, Employee will not (except on behalf of or with the prior written consent of the Corporation), either directly or indirectly, on the Employee's own behalf or on behalf of others, (1) solicit, divert, appropriate to, or accept on behalf of any business which competes with, or is substantially the same as, the business conducted by or contemplated by the Company or any of its subsidiaries during the term of this Employment Agreement, any business from any customer or actively sought prospective customer of the Company with whom the Employee has had regular contact, and/or whose contacts with the Company have been supervised by the Employee.

9.   EQUITABLE RELIEF.

     Employee: (i) acknowledges that any breach or attempted breach of the provisions of any of Sections 5, 6, 7, or 8 will cause immediate and irreparable harm to the Company and that a remedy at law for any such breach or attempted breach shall be inadequate; (ii) agrees that the Company shall be entitled to temporary or permanent injunctive relief with respect to any such breach or attempted breach (in addition to any other remedies, at law or in equity as may be available to it with respect to any such breach or attempted breach); and (iii) agrees to waive any requirements for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. If any term, provision, covenant or restriction in Sections 5, 6, 7, or 8 is held by a court of competent jurisdiction to be invalid, void or unenforceable, such term, provision, covenant or restriction shall be deemed amended to the extent required to render it valid, binding and enforceable.

10.  SUCCESSORS; AMENDMENT; NOTICE.

     This Employment Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns. This Employment Agreement shall be binding upon Employee and shall inure to the benefit of his heirs, executors, administrators and legal representatives, but shall not be assignable by Employee. This Employment Agreement may be amended or altered only by the written agreement of the Company and Employee. All notices or other communication permitted or required under this Employment Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed (certified or registered mail, postage prepaid, return receipt requested) to Employee or the Company at the respective addresses on the first page of this Employment Agreement, or such other address as shall be furnished in writing by Employee or the Company to the other.

11.  ENTIRE AGREEMENT.

     This Employment Agreement embodies the entire agreement and understanding between Employee and the Company with respect to the subject matter hereof.

12.  SEVERABILITY.

     If any term, provision, covenant or restriction of this Employment Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Employment Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

13.  GOVERNING LAW.

     This Employment Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and behalf by its duly authorized officer and the Employee has hereunto set his hand, all on the day and year first above written.

WITNESS:                      DELSOFT CONSULTING, INC.



/s/ Benjamin J. Giacchino     /s/ Jeffrey A. Rinde

WITNESS:



/s/ Kathryn Osso              /s/ Michael Osso
                                  Michael Osso